SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          Commission File Number __333-148447_____


                          NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K    [_] Form 11-K    [_] Form 20-F    [X] Form 10-Q
               [_] Form N-SAR

               For Period Ended: April 30, 2013
                                ----------------
     [_] Transition Report on Form 10-K

     [_] Transition Report on Form 20-F

     [_] Transition Report on Form 11-K

     [_] Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:

    Read attached instruction sheet before preparing form. Please print or type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION


    Trans-Pacific Aerospace Company, Inc.
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Full Name of Registrant


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Former Name if Applicable


    2975 Huntington Drive, Suite 107,
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Address of Principal Executive Office (Street and Number)

    San Marino, California  91108
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City, State and Zip Code



                                    PART II
                             RULE 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K,  Form  20-F,  Form 11-K or Form  N-SAR,  or portion
[X]  |         thereof  will  be  filed  on or  before  the  15th  calendar  day
     |         following  the  prescribed  due date;  or the  subject  quarterly
     |         report or transition report on Form 10-Q, or portion thereof will
     |         be filed on or  before  the  fifth  calendar  day  following  the
     |         prescribed due date; and
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

    State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company will be unable to file its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2013 on a timely basis, without unreasonable effort or expense, because the Company's management needs additional time to complete its review of the Company's financial statements. The Company expects to be able to file within the additional time allowed by this report.

                                    PART IV
                               OTHER INFORMATION

(1) Name   and  telephone  number  of  person  to  contact  in  regard  to  this notification

                 William R. McKay, CEO              626-796-9804
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                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 [x] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [_] Yes  [x] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

            Trans-Pacific Aerospace Company, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  June 14, 2013               By: /s/ William Reed McKay
    -------------------            ---------------------------------------------
                                    William Reed McKay, Chief Executive Officer


         INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

    Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).